Brighthouse Life Insurance Company of NY

[200 Park Avenue

New York, New York   10166]

WAIVER OF WITHDRAWAL CHARGE FOR TERMINAL ILLNESS RIDER

This Rider forms a part of the Contract to which it is attached and is effective as of the Issue Date. In the case of a conflict with any provision in the Contract, the provisions of this Rider will control. This Rider is irrevocable and its provisions will remain in part of the Contract until the earlier of the Annuity Date or the date the Contract terminates. This Rider amends the Contract as follows:

The following provisions are added to the Contract:

WAIVER OF WITHDRAWAL CHARGE FOR TERMINAL ILLNESS

After the first Contract Anniversary, the Withdrawal Charge attributable to such withdrawal will be waived upon a withdrawal if:

1.	you are terminally ill and not expected to live more than 12 months;
2.	a Qualified Physician certifies to your illness and life expectancy;
3.	you had not been diagnosed with the terminal illness as of the Issue Date;
4.	you have been the Owner continuously since the Issue Date or you are a Spousal Beneficiary who continues the Contract under the Spousal Continuation During Accumulation Period Option; and
5.	you were less than the Maximum Terminal Illness Rider Issue Age specified on the Contract Schedule on the Issue Date.

In the case of Joint Owners, this Rider applies to either Joint Owner. If the Owner is not a natural person, this Rider applies to the Annuitant provided the Annuitant has continuously been the Annuitant since the Issue Date.

Qualified Physician is any person duly licensed and legally qualified to diagnose and treat sickness and injuries. A physician must be providing services within the scope of his or her license. A Physician may not be a member of the Owner’s immediate family. Immediate family members include the Owner’s spouse, children, parents, grandparents, grandchildren, siblings and in-laws.

Brighthouse Life Insurance Company of NY has caused this Rider to be signed by its [Secretary].

[

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[Christine M. DeBiase
Secretary]

ML-1216 (01/01/02)